EXHIBIT 99.1  Press Release

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                                  PRESS RELEASE
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FROM:         SIMON R.C. WADSWORTH

SUBJECT:      MID-AMERICA FIRST QUARTER RESULTS TO EXCEED FORECAST

DATE:         APRIL 14, 2004
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Mid-America  first quarter  results to exceed  forecast as property  performance strengthens.

Memphis, TN, Mid-America Apartment Communities, Inc. (NYSE: MAA) announced today that it expects its first quarter 2004 Funds From Operations ("FFO") to exceed its prior guidance and analysts' estimates.

Based on preliminary results, the Company expects to report FFO (the standard earnings measurement used by REITs) between $17.0 million and $17.6 million, representing a range of 74 to 76 cents per share and unit for the first quarter of 2004. This compares to the Company's prior FFO guidance of 71 to 73 cents per share and unit and to consensus analysts' estimates of 71 cents per share and unit as reported by First Call. Net income is expected to be between $4.5 million and $5.2 million, and net income available for common shareholders between $0.8 million and $1.5 million, representing a range of 4 to 7 cents per share.

Simon Wadsworth, CFO, said "We achieved higher occupancy rates than anticipated and several expense items (including interest) were lower than forecast. Occupancy on a same-store basis was on average about 1.3% greater than the same quarter a year ago. We are reviewing our forecasts for the balance of 2004 and will give further guidance with our formal quarterly earnings release on May 6th."

The following table is a reconciliation of expected FFO to expected net income for the three months ended March 31, 2004 (in thousands):

                                                                     Three Months Ended
                                                                       March 31, 2004
                                                             -----------------------------------
                                                                   Low                High
                                                             -----------------    --------------
Funds from operations                                                $ 16,962          $ 17,609
Depreciation and amortization real estate assets                      (16,898)          (16,898)
Depreciation and amortization real estate assets
     of unconsolidated entities                                          (452)             (452)
Minority interest in operating partnership                               (407)             (423)
Net gain on insurance settlement proceeds                               1,628             1,628
                                                             -----------------    --------------
Net income available for common shareholders                              833             1,464
Preferred dividend distribution                                         3,706             3,706
                                                             -----------------    --------------
Net income                                                           $  4,539          $  5,170
                                                             =================    ==============

                                                                 March 31,
                                                                   2004
                                                             -----------------
Diluted weighted average shares and units:
     Shares                                                            20,365
     Units                                                              2,679
                                                             -----------------
     Total diluted weighted average shares and units                   23,044
                                                             =================

The Company provides guidance on FFO and does not forecast net income available for common shareholders. It is not possible to reasonably predict the timing and certainty of acquisitions and dispositions that would materially affect depreciation, capital gains or losses and minority interest, or to forecast extraordinary items, which, combined, generally represent the difference between net income available for common shareholders and FFO.

FFO represents net income (computed in accordance with accounting principles generally accepted in the United States of America, or GAAP) excluding extraordinary items, minority interest in Operating Partnership income, gain on sale of discontinued operations and insurance settlement proceeds, plus depreciation and amortization of real estate and adjustments for joint ventures to reflect FFO on the same basis. This definition of FFO is in accordance with the National Association of Real Estate Investment Trust's definition. Our calculation of FFO may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income.

The Company believes that FFO is helpful in understanding the Company's operating performance in that FFO excludes depreciation expense on real estate assets. The Company believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

MAA is a self-administered, self-managed apartment-only real estate investment trust which currently owns or has ownership interest in 36,712 apartment units throughout the southeast and southcentral U.S. For further details, please refer to our website at www.maac.net or contact Simon R. C. Wadsworth at (901) 682-6668, ext. 105. 6584 Poplar Ave., Suite 300, Memphis, TN 38138.


Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated market conditions, anticipated acquisitions, redevelopment opportunities, and property financing. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, shortage of acceptable property acquisition candidates, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange
Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.